As filed with the Securities and Exchange Commission on August 4, 2025

Registration Statement No. 333-187963

Registration Statement No. 333-212150

Registration Statement No. 333-212159

Registration Statement No. 333-233627

Registration Statement No. 333-272900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-187963

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-212150

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-212159

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-233627

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-272900

UNDER

THE SECURITIES ACT OF 1933

NV5 Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-3458017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 South Park Road, Suite 350
Hollywood, Florida	33021
(Address of principal executive offices)	(Zip Code)

NV5 Global, Inc. 2023 Equity Incentive Plan

NV5 Global, Inc. Employee Stock Purchase Plan

NV5 Global, Inc. 2011 Equity Incentive Plan, as amended

(Full Title of the Plans)

Richard Tong, Esq.

Executive Vice President and General Counsel

NV5 Global, Inc.

200 South Park Road, Suite 350

Hollywood, Florida 33021

(954) 495-2112

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell Nussbaum, Esq.
Norwood Beveridge, Esq.
Lili Taheri, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Phone: (212) 407-4000

Fax: (212) 407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated Filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

NV5 Global, Inc., a Delaware corporation (“NV5”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which were filed by NV5 with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of common stock, par value $.01 per share (“Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-187963), which was filed by NV5 with the SEC on April 17, 2013 registering 2,218,632 shares of Common Stock (after giving effect to the four-for-one split of the Common Stock occurring on October 9, 2024) under the NV5 Holdings, Inc. 2011 Equity Incentive Plan, as amended;

2.	Registration Statement on Form S-8 (No. 333-212150), which was filed by NV5 with the SEC on June 21, 2016, registering 2,714,564 shares of Common Stock (after giving effect to the four-for-one split of the Common Stock occurring on October 9, 2024) under the NV5 Global, Inc. 2011 Equity Incentive Plan, as amended;

3.	Registration Statement on Form S-8 (No. 333-212159), which was filed by NV5 with the SEC on June 21, 2016, registering 2,000,000 shares of Common Stock (after giving effect to the four-for-one split of the Common Stock occurring on October 9, 2024) under the NV5 Global, Inc. Employee Stock Purchase Plan;

4.	Registration Statement on Form S-8 (No. 333-233627), which was filed by NV5 with the SEC on September 4, 2019, registering 4,753,728 shares of Common Stock (after giving effect to the four-for-one split of the Common Stock occurring on October 9, 2024) under the NV5 Global, Inc. 2011 Equity Incentive Plan, as amended; and

5.	Registration Statement on Form S-8 (No. 333-272900), which was filed by NV5 with the SEC on June 23, 2023, registering 9,302,816 shares of Common Stock (after giving effect to the four-for-one split of the Common Stock occurring on October 9, 2024) under the NV5 Global, Inc. 2023 Equity Incentive Plan.

On August 4, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated May 14, 2025, by and among Acuren Corporation, a Delaware corporation (“Acuren”), Ryder Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acuren (“Merger Sub I”), Ryder Merger Sub II, Inc., a Delaware corporation and wholly owned direct, subsidiary of Acuren (“Merger Sub II”) and NV5, Merger Sub I merged with and into NV5, with NV5 surviving such merger as the surviving corporation (the “Initial Surviving Corporation”) and continuing as a direct wholly owned subsidiary of Acuren, and (ii) immediately thereafter, the Initial Surviving Corporation merged with and into Merger Sub II, with Merger Sub II continuing its existence as the surviving corporation as a direct wholly owned subsidiary of Acuren.

As a result of the completion of the transactions contemplated by the Merger Agreement, NV5 has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by NV5 in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, NV5 hereby removes from registration by means of these Post-Effective Amendments all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and NV5 hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on this 4th day of August, 2025.

NV5 GLOBAL, INC.

By:	/s/ Richard Tong
Name:	Richard Tong
Title:	Executive Vice President and General Counsel

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.